                           OFFER TO PURCHASE FOR CASH

                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                             AMERICAN STUDIOS, INC.
                                       AT
                              $2.50 NET PER SHARE
                                       BY
                             ASI ACQUISITION CORP.
                          A WHOLLY OWNED SUBSIDIARY OF

                            PCA INTERNATIONAL, INC.

    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, JANUARY 22, 1997, UNLESS THE OFFER IS EXTENDED.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE OF THE OFFER THAT NUMBER OF SHARES WHICH CONSTITUTES AT LEAST A MAJORITY OF THE OUTSTANDING SHARES ON A FULLY DILUTED BASIS ON THE DATE OF PURCHASE. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE SECTION 14. THE OFFER IS NOT CONDITIONED ON THE RECEIPT OF FINANCING.

    THE BOARD OF DIRECTORS OF AMERICAN STUDIOS, INC. (THE "COMPANY") HAS UNANIMOUSLY APPROVED THE OFFER AND THE MERGER, HAS UNANIMOUSLY DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE SHAREHOLDERS OF THE COMPANY AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.
                             ---------------------

                      THE DEALER MANAGER FOR THE OFFER IS:
                            NEEDHAM & COMPANY, INC.
                             ---------------------

December 20, 1996

                                   IMPORTANT

    Any shareholder desiring to tender all or any portion of such shareholder's Shares should either (i) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, have such shareholder's signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, mail or deliver the Letter of Transmittal (or such facsimile) and any other required documents to the Depositary and either deliver the certificates for such Shares to the Depositary along with the Letter of Transmittal (or facsimile) or deliver such Shares pursuant to the procedure for book-entry transfer set forth in Section 2 or (ii) request such shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder. A shareholder having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such shareholder desires to tender such Shares.

    If a shareholder desires to tender Shares and such shareholder's certificates for Shares are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis, or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such shareholder's tender may be effected by following the procedure for guaranteed delivery set forth in Section 2.

    Questions and requests for assistance may be directed to Needham & Company, Inc., the Dealer Manager, or to MacKenzie Partners, Inc., the Information Agent, at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or the Dealer Manager or from brokers, dealers, commercial banks and trust companies.

                               TABLE OF CONTENTS

                                                                                          PAGE
                                                                                          ----
      INTRODUCTION......................................................................    1
      The Tender Offer..................................................................    3
  1.  Terms of the Offer................................................................    3
  2.  Procedures for Tendering Shares...................................................    4
  3.  Withdrawal Rights.................................................................    7
  4.  Acceptance for Payment and Payment................................................    8
  5.  Certain Federal Income Tax Consequences...........................................    9
  6.  Price Range of Shares; Dividends on the Shares....................................   10
  7.  Effect of the Offer on the Market for the Shares; Exchange Act Registration;
      Margin Regulations................................................................   10
  8.  Certain Information Concerning the Company........................................   11
  9.  Certain Information Concerning Parent and the Purchaser...........................   13
 10.  Source and Amount of Funds........................................................   15
 11.  Background of the Offer; Past Contacts, Transactions or Negotiations with the
      Company...........................................................................   16
 12.  Purpose of the Offer; Merger; Merger Agreement, Stock Agreements and Employment
      Arrangements......................................................................   17
 13.  Dividends and Distributions.......................................................   24
 14.  Certain Conditions of the Offer...................................................   25
 15.  Certain Legal Matters.............................................................   26
 16.  Fees and Expenses.................................................................   28
 17.  Miscellaneous.....................................................................   28
      Schedule I. Directors and Executive Officers of Parent and the Purchaser..........   30

To the Holders of Shares of Common Stock of
  AMERICAN STUDIOS, INC.:

                                  INTRODUCTION

     ASI Acquisition Corp., a North Carolina corporation (the "Purchaser") and a wholly owned subsidiary of PCA International, Inc., a North Carolina corporation ("Parent"), hereby offers to purchase all outstanding shares of common stock, par value $.001 per share (the "Shares"), of American Studios, Inc., a North Carolina corporation (the "Company"), at a price of $2.50 per Share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer").

     Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares pursuant to the Offer. The Purchaser will pay all charges and expenses of Needham & Company, Inc. ("Needham"), as Dealer Manager (in such capacity, the "Dealer Manager"), IBJ Schroder Bank & Trust Company, as Depositary (the "Depositary"), and MacKenzie Partners, Inc., as Information Agent (the "Information Agent"), incurred in connection with the Offer. See Section 16.

     The Offer is conditioned upon, among other things, there having been validly tendered and not withdrawn prior to the expiration of the Offer at least a majority of the shares outstanding on a fully diluted basis (the "Minimum Condition"). Based upon information furnished by the Company described below, the Minimum Condition would be satisfied if 11,540,557 Shares were validly tendered.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of December 17, 1996 (the "Merger Agreement"), by and among the Company, Parent and the Purchaser. The Merger Agreement provides that, among other things, as soon as practicable after the purchase of Shares pursuant to the Offer and the satisfaction or waiver of the other conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the North Carolina Business Corporation Act (the "NCBCA"), the Purchaser will be merged with and into the Company (the "Merger"). At the effective time of the Merger (the "Effective Time"), each outstanding Share (other than Shares held in the treasury of the Company, owned by Parent, the Purchaser or any subsidiary of Parent or held by shareholders who perfect their appraisal rights under North Carolina law) will be converted into the right to receive $2.50 in cash or any higher price per Share paid in the Offer, without interest (referred to herein as the "Merger Consideration" or the "Offer Price"). See Section 12.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER AND THE MERGER, HAS UNANIMOUSLY DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE SHAREHOLDERS OF THE COMPANY AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     The Merger Agreement provides that promptly upon the purchase by Parent or the Purchaser of Shares which represent at least a majority of the outstanding Shares (on a fully diluted basis), Parent shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Board as will give the Purchaser representation on the Board equal to the product of the total number of directors on the Board multiplied by the percentage that the number of Shares so accepted for payment bears to the total number of Shares then outstanding. In the Merger Agreement, the Company has agreed, upon request of the Purchaser, to use its best efforts promptly to cause the Purchaser's designees to be elected as directors of the Company, including increasing the size of the Board or securing the resignations of incumbent directors or both. Notwithstanding the foregoing, the Company has agreed to use all reasonable efforts to assure that, prior to the Effective Time, the Board shall have at least two members who are neither officers of Parent or designees, shareholders or affiliates of Parent.

     The consummation of the Merger is subject to the satisfaction or waiver of certain conditions, including, if required by law, the approval and adoption of the Merger Agreement by the requisite vote of the shareholders of the Company. See Section 12. Under the Company's Articles of Incorporation and North Carolina law, except as otherwise described below, the affirmative vote of the holders of a majority of the outstanding Shares is required to approve and adopt the Merger Agreement and the Merger. Consequently, if the Purchaser acquires (pursuant to the Offer or otherwise) at least a majority of the then outstanding Shares, the Purchaser will have sufficient voting power to approve and adopt the Merger Agreement and the Merger without the vote of any other shareholder.

     Under North Carolina law, if the Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the then outstanding Shares, the Purchaser will be able to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger, without a vote of the Company's shareholders. In such event, Parent, the Purchaser and the Company have agreed to take, at the request of the Purchaser, all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of the Company's shareholders. If, however, the Purchaser does not acquire at least 90% of the then outstanding Shares pursuant to the Offer or otherwise and a vote of the Company's shareholders is required under North Carolina law, a significantly longer period of time will be required to effect the Merger. See Section 12.

     The Merger Agreement provides that, following the satisfaction or waiver of the conditions to the Offer, the Purchaser will accept for payment, in accordance with the terms of the Offer, all Shares validly tendered pursuant to the Offer as soon as it is permitted to do so pursuant to applicable law, which could be as early as immediately following 12:00 Midnight, New York City time, on January 22, 1997. The Merger Agreement provides that the Purchaser may under certain circumstances, from time to time, extend the expiration date of the Offer beyond the time it would otherwise be required to accept validly tendered Shares for payment, provided that in no event shall the expiration date of the Offer be extended beyond March 31, 1997, without the consent of the Company. The Offer will not remain open following the time Shares are accepted for payment.

     Contemporaneously with the execution of the Merger Agreement, Parent and the Purchaser entered into Stock Agreements, each dated as of December 17, 1996 (each a "Stock Agreement" and together the "Stock Agreements"), with several shareholders (including certain members of management) (each a "Designated Shareholder" and together the "Designated Shareholders") who beneficially own an aggregate of 12,535,631 Shares or approximately 58% of the Company's outstanding Shares (or approximately 54% of the outstanding Shares calculated on a fully diluted basis). Pursuant to each Stock Agreement, each Designated Stockholder has agreed to validly tender pursuant to the Offer and not withdraw all Shares which are beneficially owned by the Designated Stockholder prior to the Expiration Date (as defined herein). Stock Agreements with certain Designated Stockholders who beneficially own an aggregate of 9,937,874 Shares or approximately 46% of the Company's outstanding Shares (or approximately 43% of the outstanding Shares calculated on a fully diluted basis) provide that Parent or the Purchaser has the right to acquire from the Designated Stockholder, at the Offer Price, all of the Designated Stockholder's Shares if (i) the Offer is terminated, abandoned or withdrawn by Parent or the Purchaser (but provided neither Parent nor the Purchaser has materially breached the Merger Agreement) or (ii) the Merger Agreement is terminated in accordance with its terms. Subject to certain conditions specified in each Stock Agreement, such right is exercisable in whole or in part for the 45 day period following the first to occur of the foregoing events. The Stock Agreements are more fully described in
Section 12.

Certain Conditions to the Offer

     The Offer is subject to the fulfillment of a number of conditions including, without limitation, the following:

          MINIMUM CONDITION. CONSUMMATION OF THE OFFER IS CONDITIONED UPON THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED IN SECTION 1 BELOW) THAT NUMBER OF SHARES WHICH CONSTITUTES AT LEAST A MAJORITY OF THE OUTSTANDING SHARES ON A FULLY DILUTED BASIS ON THE DATE OF PURCHASE (THE "MINIMUM CONDITION"). FOR PURPOSES OF THIS OFFER, "ON A FULLY DILUTED BASIS" MEANS, AS OF ANY DATE, THE NUMBER OF SHARES OUTSTANDING, TOGETHER WITH SHARES THAT THE COMPANY IS

     THEN REQUIRED TO ISSUE PURSUANT TO OBLIGATIONS OUTSTANDING AT THAT DATE UNDER CONVERTIBLE SECURITIES, EMPLOYEE STOCK OPTIONS, WARRANTS OR BENEFIT PLANS OR OTHERWISE (ASSUMING ALL SUCH OPTIONS AND WARRANTS ARE THEN EXERCISABLE).

          As of the date of this Offer to Purchase, Parent beneficially owns no Shares. According to the Company, as of December 17, 1996, there were 21,433,163 Shares outstanding. According to the Company, as of December 17, 1996, options to purchase 1,647,950 Shares were outstanding under the Company's stock option plans. Accordingly, based on this information, as of the date of this Offer to Purchase, there were 23,081,113 Shares outstanding on a fully diluted basis, and the Minimum Condition would be satisfied if at least 11,540,557 Shares are validly tendered pursuant to the Offer and not withdrawn. As described above, pursuant to the Stock Agreements, shareholders owning approximately 54% of the currently outstanding Shares (on a fully diluted basis) have agreed to tender pursuant to the Offer all Shares which are beneficially owned by them prior to the Expiration Date.

          Certain other conditions to the Offer are described in Section 14. The Purchaser expressly reserves the right, in its sole discretion, to waive any one or more of the conditions to the Offer. See Sections 14 and 15. The Offer is not conditioned on the receipt of financing.

     THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                THE TENDER OFFER

1.  TERMS OF THE OFFER

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchaser will accept for payment and pay for all Shares validly tendered and not withdrawn prior to the Expiration Date. The term "Expiration Date" means 12:00 Midnight, New York City time, on January 22, 1997, unless and until the Purchaser, in its sole discretion, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, will expire.

     The Offer is conditioned upon, among other things, satisfaction of the Minimum Condition. If the Minimum Condition is not satisfied or any or all of the other events set forth in Section 14 shall have occurred or shall be determined by the Purchaser to have occurred prior to the Expiration Date, the Purchaser reserves the right (but shall not be obligated) to (i) decline to purchase any of the Shares tendered in the Offer and terminate the Offer and return all tendered Shares to the tendering shareholders, (ii) waive any or all conditions to the Offer, to the extent permitted by applicable law and the provisions of the Merger Agreement, and, subject to complying with applicable rules and regulations of the Securities and Exchange Commission (the "Commission"), purchase all Shares validly tendered, (iii) extend the Offer and, subject to the right of shareholders to withdraw Shares until the Expiration Date, retain the Shares which have been tendered during the period or periods for which the Offer is extended or (iv) subject to the terms of the Merger Agreement, amend the Offer. The Merger Agreement provides that the Purchaser will not, without the consent of the Company, decrease the Offer Price, decrease the number of Shares sought in the Offer, amend or waive the Minimum Condition, change the form of consideration payable in the Offer or modify or change any other condition of the Offer, except that if on the initial expiration date all conditions to the Offer shall not have been satisfied or waived, the Offer may be extended from time to time for a period of not greater than 20 business days; provided that the expiration date shall not be extended beyond March 31, 1997. In addition, the Merger Agreement provides that without the consent of the Company, the Offer Price may be increased and the Offer may be extended to the extent required by law in connection with such increase in the Offer Price but not beyond March 31, 1997. The Merger Agreement provides that if, immediately prior to the expiration date of the Offer, the Shares tendered and not withdrawn pursuant to the Offer equal less than 90% of the outstanding Shares, the Purchaser may extend the Offer for a period of twenty business days, provided that the Offer will not be extended beyond March 31, 1997.

     The Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, subject to the terms of the Merger Agreement and regardless of whether or not any of the events set forth in Section 14 shall have occurred or shall have been determined by the Purchaser to have occurred, to (i) extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary and (ii) amend the Offer in any respect by giving oral or written notice of such amendment to the Depositary. The rights reserved by the Purchaser in this paragraph are in addition to the Purchaser's rights to terminate the Offer pursuant to Section
14. Any extension, amendment or termination will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with Rules 14d-4(c), 14d-6(d) and 14e-l(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Without limiting the obligation of the Purchaser under such Rule or the manner in which the Purchaser may choose to make any public announcement, the Purchaser currently intends to make announcements by issuing a release to the Dow Jones News Service.

     If the Purchaser extends the Offer, or if the Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its purchase of or payment for Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in Section 3. However, the ability of the Purchaser to delay the payment for Shares which the Purchaser has accepted for payment is limited by Rule 14e-l(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of the Offer.

     If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer (including the Minimum Condition, subject to the Merger Agreement), the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c) and 14d-6(d) under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information. With respect to a change in price or a change in percentage of securities sought, a minimum ten business day period is required to allow for adequate dissemination to shareholders and investor response. If, prior to the Expiration Date, the Purchaser should decide to increase the price per Share being offered in the Offer, such increase will be applicable to all shareholders whose Shares are accepted for payment pursuant to the Offer. The Merger Agreement provides that, without the Company's consent, the Purchaser will not decrease the price or the number of Shares sought in the Offer. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act.

     The Company has provided to the Purchaser its list of shareholders and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2.  PROCEDURES FOR TENDERING SHARES

     Valid Tender. For a shareholder validly to tender Shares pursuant to the Offer, either (i) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined below), and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either certificates for tendered Shares ("Share Certificates") must be received by the Depositary at one of such addresses or such Shares must be delivered pursuant to the procedures for book-entry transfer set forth below (and a Book-Entry Confirmation (as defined below) received by the Depositary), in each case prior to the Expiration Date, or (ii) the tendering shareholder must comply with the guaranteed delivery procedures set forth below.

     Book-Entry Transfer. The Depositary will establish accounts with respect to the Shares at The Depositary Trust Company and The Philadelphia Depositary Trust Company (the "Book-Entry Transfer Facilities") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in any of the Book-Entry Transfer Facilities' systems may make book-entry delivery of Shares by causing a Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with such Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined below), and any other required documents, must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at a Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     The term "Agent's Message" means a message transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

     THE METHOD OF DELIVERY OF SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING SHAREHOLDER. SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (a) if the Letter of Transmittal is signed by the registered holder (which term, for purposes of this Section, includes any participant in any of the Book-Entry Transfer Facilities' systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (b) if such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If Share Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or Share Certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the Share Certificates surrendered, the tendered Share Certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders appear on the Share Certificates, with the signatures on the Share Certificates or stock powers guaranteed as described above. See Instructions 1 and 5 to the Letter of Transmittal.

     Guaranteed Delivery. If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's Share Certificates are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such shareholder's tender may be effected if all the following conditions are met:

          (i) the tender is made by or through an Eligible Institution:

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received by the Depositary, as provided below, prior to the Expiration Date; and

          (iii) the Share Certificates representing all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents are received by the Depositary within three NASD Automated Quotation System ("Nasdaq") National Market trading days after the date of execution of such Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

     Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) Share Certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when Share Certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     The Purchaser's acceptance for payment of Shares validly tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and the Purchaser upon the terms and subject to the conditions of the Offer.

     Appointment as Proxy. By executing a Letter of Transmittal as set forth above, a tendering shareholder irrevocably appoints designees of the Purchaser as such shareholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by the Purchaser (and any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of the Merger Agreement). All such proxies will be irrevocable and considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts such Shares for payment pursuant to the Offer. Upon such acceptance for payment, all prior powers of attorney, proxies and consents given by such shareholder with respect to such Shares or other securities will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given (and, if given, will not be deemed effective). The designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities in respect of any annual, special, adjourned or postponed meeting of the Company's shareholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other securities or rights, including voting at any meeting of shareholders.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding on all parties. The Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular shareholder whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, Parent, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding on all parties.

     Backup Withholding. In order to avoid "backup withholding" of federal income tax on payments of cash pursuant to the Offer or the Merger, a shareholder surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such shareholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such shareholder is not subject to backup withholding. If a shareholder does not provide such shareholder's correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the "IRS") may impose a penalty on such shareholder and the payment of cash to such shareholder pursuant to the Offer or the Merger may be subject to backup withholding of 31% of the amount of such payment. All shareholders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Purchaser and the Depositary). Noncorporate foreign shareholders should complete and sign the main signature form and a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 to the Letter of Transmittal.

3.  WITHDRAWAL RIGHTS

     Except as otherwise provided in this Section 3, tenders of Shares pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after February 18, 1997 (or such later date as may apply in case the Offer is extended).

     For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If Share Certificates have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedure for book-entry transfer as set forth in Section 2, any notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures.

     Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 2 at any time prior to the Expiration Date.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding on all parties. None of the Purchaser, Parent, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

4.  ACCEPTANCE FOR PAYMENT AND PAYMENT

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and will pay for all Shares validly tendered and not withdrawn promptly after the Expiration Date. All questions as to the satisfaction of such terms and conditions will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding on all parties. See Sections 1 and 14. The Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of or payment for Shares in order to comply in whole or in part with any applicable law, including, without limitation, the HSR Act. See Section 15. Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer).

     In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) Share Certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (iii) any other documents required by the Letter of Transmittal. The per Share consideration paid to any shareholder pursuant to the Offer will be the highest per Share consideration paid to any other shareholder pursuant to the Offer.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to the Purchaser as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for validly tendering shareholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering shareholders. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering shareholders, the Purchaser's obligation to make such payment shall be satisfied and tendering shareholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer. The Purchaser will pay any stock transfer taxes with respect to the transfer and sale to it or its order pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal, as well as any charges and expenses of the Dealer Manager, the Depositary and the Information Agent.

     If the Purchaser is delayed in its acceptance for payment of or payment for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer (but subject to compliance with Rule 14e-l(c) under the Exchange Act), the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to exercise, and duly exercise, withdrawal rights as described in Section 3.

     If any tendered Shares are not purchased pursuant to the Offer for any reason, Share Certificates for any such unpurchased Shares will be returned, without expense to the tendering shareholder (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary's account at a Book-Entry Transfer

Facility pursuant to the procedure set forth in Section 2, such Shares will be credited to an account maintained at the appropriate Book-Entry Transfer Facility), as promptly as practicable after the expiration, termination or withdrawal of the Offer.

     The Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to Parent, or to one or more direct or indirect wholly owned subsidiaries of Parent, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

5.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The receipt of cash pursuant to the Offer or the Merger will be a taxable transaction for federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for federal income tax purposes, a tendering shareholder will recognize gain or loss equal to the difference between the amount of cash received by the shareholder pursuant to the Offer or the Merger and the aggregate tax basis in the Shares tendered by the shareholder and purchased pursuant to the Offer or converted in the Merger, as the case may be. Gain or loss will be calculated separately for each block of Shares tendered and purchased pursuant to the Offer or converted in the Merger, as the case may be.

     If Shares are held by a shareholder as capital assets, gain or loss recognized by the shareholder will be capital gain or loss, which will be long-term capital gain or loss if the shareholder's holding period for the Shares exceeds one year. Under present law, long-term capital gains recognized by an individual shareholder will generally be taxed at a maximum federal marginal tax rate of 28%, and long-term capital gains recognized by a corporate shareholder will be taxed at a maximum federal marginal tax rate of 35%. The excess of capital losses over capital gains may be offset against the ordinary income of an individual taxpayer, subject to an annual deduction limitation of $3,000.

     THE FOREGOING DISCUSSION IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE WITH RESPECT TO SHARES RECEIVED PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION OR WITH RESPECT TO HOLDERS OF SHARES WHO ARE SUBJECT TO SPECIAL TAX TREATMENT UNDER THE CODE, SUCH AS NON-U.S. PERSONS, LIFE INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS AND FINANCIAL INSTITUTIONS, AND MAY NOT APPLY TO A HOLDER OF SHARES IN LIGHT OF INDIVIDUAL CIRCUMSTANCES. SHAREHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE OFFER AND THE MERGER.

6.  PRICE RANGE OF SHARES; DIVIDENDS ON THE SHARES

     The Shares are listed and traded on the Nasdaq National Market under the symbol AMST. The following table sets forth, for the quarters indicated, the high and low sales price per Share, as reported on the Dow Jones Historical Stock Quote Reporter Service, and the dividends paid per Share. According to the Company, the Company has not paid dividends on the Shares since the second quarter of 1995.

                                                                 HIGH         LOW       DIVIDENDS
                                                                 ----         ---       ---------
1994:
  First quarter................................................   $6 3/8      $4          $ .02
  Second quarter...............................................   $4 1/4      $3  1/4     $ .02
  Third quarter................................................   $5 1/8      $3  1/8     $ .02
  Fourth quarter...............................................   $5          $2  3/4     $ .02
1995:
  First quarter................................................   $3 1/8      $2  5/8     $ .02
  Second quarter...............................................   $3 1/8      $2  1/4     $ .02
  Third quarter................................................   $3 3/4      $2          $  --
  Fourth quarter...............................................   $3 5/8      $   7/8     $  --
1996:
  First quarter................................................   $2          $ 15/16     $  --
  Second quarter...............................................   $2          $1 1/16     $  --
  Third quarter................................................   $1 5/16     $   7/8     $  --
  Fourth quarter (through December 19).........................   $2 7/16     $   7/8     $  --

     On November 22, 1996, the last full trading day before the announcement of the execution of the Letter of Intent (as defined herein) to acquire the Shares for $2.50 per Share, the reported closing sales price per Share was $1.31. See
Section 11. On December 17, 1996, the last full trading day before announcement of the execution by the Company, Parent and the Purchaser of the Merger Agreement, the reported closing sales price per Share was $2.19. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS

     Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public.

     Depending upon the aggregate market value and per share price of any Shares not purchased pursuant to the Offer, the Shares may no longer meet the standards of the National Association of Securities Dealers, Inc. (the "NASD") for continued inclusion in the Nasdaq, which require that an issuer have at least 200,000 publicly held shares with a market value of $1 million, and have net tangible assets of at least $1 million, $2 million or $4 million depending on profitability levels during the issuer's four most recent fiscal years. If these standards are not met, the Shares might nevertheless continue to be included in the NASD's Nasdaq Stock Market with quotations published in the Nasdaq "additional list" or in one of the "local lists." However, if the number of holders of Shares falls below 300, or if the number of publicly held Shares falls below 100,000, or if there are not at least two market makers for the Shares, NASD rules provide that the securities would no longer be "qualified" for Nasdaq Stock Market reporting, and the Nasdaq Stock Market would cease to provide any quotations. Shares held directly or indirectly by an officer or director of the Company, or by any beneficial owner of more than 10 percent of the Shares, ordinarily will not be considered as being publicly held for this purpose. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the NASD requirements for continued inclusion in any tier of the Nasdaq National Market or in any other tier of the Nasdaq Stock Market, and the Shares are no longer included in any tier of the Nasdaq Stock Market, the market for Shares could be adversely affected.

     In the event the Shares no longer meet the requirements of the NASD for inclusion in any tier of the Nasdaq Stock Market, quotations might still be available from other sources. The extent of the public market for the Shares and availability of such quotations would, however, depend upon the number of holders of Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act, as described below, and other factors.

     Exchange Act Registration. The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its shareholders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with shareholders' meetings and the related requirement of furnishing an annual report to shareholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or 144A promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. The Purchaser intends to seek to cause the Company to apply for termination of registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met.

     If registration of the Shares is not terminated prior to the Merger, then the Shares will be delisted from all stock exchanges and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

     Margin Regulations. The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

8.  CERTAIN INFORMATION CONCERNING THE COMPANY

     The Company is a North Carolina corporation with its principal offices at 11001 Park Charlotte Boulevard, Charlotte, North Carolina 28273.

     The Company and its subsidiaries provide portrait photography services in stores owned by Wal-Mart Stores, Inc. ("Wal-Mart") in 46 states in the United States and in Mexico. The Company provides these services, which are marketed under the Wal-Mart name, through both traveling and permanent photography studios. The Company provides photography services in approximately 2,000 Wal-Mart stores.

     Set forth below is certain selected consolidated financial information with respect to the Company and its subsidiaries excerpted or derived from the information contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 (the "Company 10-K") and the Company's Quarterly Report on Form 10-Q for the quarter ended September 29, 1996 (the "Company 10-Q"). More comprehensive financial information is included in the Company 10-K, the Company 10-Q and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to such information. The Company 10-K, the Company 10-Q and such other documents are available for inspection and copies thereof are obtainable in the manner set forth below.

                    AMERICAN STUDIOS, INC. AND SUBSIDIARIES

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                          THIRTY-NINE WEEKS
                                                ENDED                       FISCAL YEAR ENDED
                                      --------------------------               DECEMBER 31,
                                      SEPTEMBER 29,   OCTOBER 1,   ------------------------------------
                                          1996           1995         1995         1994         1993
                                      -------------   ----------   ----------   ----------   ----------
Statement of Operations Data:
  Net Sales.........................   $    68,686    $   66,659   $  101,900   $   94,730   $   94,003
  Gross Profit......................   $     7,970    $    4,444   $   10,562   $   22,250   $   21,411
  Operating Income (Loss)...........   $    (3,915)   $  (10,054)  $   (8,940)  $    5,512   $    6,039
  Net Income (Loss).................   $    (5,125)   $   (6,296)  $   (5,992)  $    3,147   $    3,670
  Net Income (Loss) per Share.......   $     (0.24)   $    (0.29)  $    (0.28)  $     0.15   $     0.17
  Weighted Average Shares
     Outstanding....................    21,433,160    21,399,674   21,399,232   21,632,116   21,630,003
Balance Sheet Data (at end of
  period):
  Total Assets......................   $    35,603                 $   43,830   $   34,132   $   30,149
  Total Shareholders' Equity........   $     7,544                 $   12,671   $   19,525   $   18,974

     The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, is required to file reports relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options and other matters, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's shareholders and filed with the Commission. Such reports, proxy statements and other information may be available for inspection at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, DC 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, NY 10048 and Citicorp Center, 500 West Madison Street (Suite 1400), Chicago, IL 60661. Such reports, proxy statements and other information may also be obtained at the Web site that the Commission maintains at http://www.sec.gov. Copies of such information should be obtainable, by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, DC 20549.

     Other than as set forth below, the information concerning the Company contained in this Offer to Purchase has been taken from or based upon publicly available documents on file with the Commission and other publicly available information. Although Parent and the Purchaser do not have any knowledge that any such information is untrue, neither the Purchaser nor Parent takes any responsibility for the accuracy or completeness of such information or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information.

     During the course of the discussions between Parent and the Company that led to the execution of the Merger Agreement and the agreements entered into in connection therewith, the Company provided Parent with certain information about the Company which is not publicly available. The information provided included forecasts of the Company's results of operations for the fiscal years ending December 31, 1996 and 1997, which included the following information: net sales, $107 million and $117.7 million; gross profit, $17.4 million and $18.3 million; and net income (loss), ($0.1) million and $0.6 million, respectively. The foregoing forecasts were prepared solely for internal use and not for publication or with a view to complying with the published guidelines of the Commission regarding projections or with the AICPA Guide for Prospective Financial Statements and are included in this Offer to Purchase only because they were furnished to Parent. The forecasts necessarily reflect numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are inherently uncertain or beyond the Company's control. One cannot predict whether the assumptions made in preparing the forecasts will be accurate, and actual results may be materially higher or lower than those contained in the forecasts. The inclusion of this information should not be regarded as an indication that Parent, the Purchaser, the Company, or anyone who received this information considered it a reliable predictor of future events, and this information should not be relied on as such. None of Parent, the Purchaser or the Company assumes any responsibility for the validity, reasonableness, accuracy or completeness of the forecasts and the Company has made no representation to Parent or the Purchaser regarding the forecasts described above.

9.  CERTAIN INFORMATION CONCERNING PARENT AND THE PURCHASER

     Parent is a holding company engaged through its subsidiaries in the sale of photographic color portraits of children, adults, families, and pets. Parent provides portrait photography services, in permanent studios operated in the United States, Canada and Puerto Rico. As of December 19, 1996, Parent operates 1,376 studios in Kmart stores in the United States and Canada, 87 studios in Wal-Mart stores in the United States, Canada and Puerto Rico and 114 studios in PETsMART stores in the United States and Canada. Portrait studios operating in PETsMART locations photograph pets and pets with their owners. Parent's developing and portrait processing facilities are located in Matthews, North Carolina.

     The Purchaser is a newly incorporated North Carolina corporation and a wholly owned subsidiary of Parent, and to date has not conducted any business other than in connection with the Offer and the Merger. The principal executive offices of Parent and the Purchaser are located at 815 Matthews-Mint Hill Road, Matthews, North Carolina 28105.

     Set forth below is certain selected consolidated financial information with respect to Parent and its subsidiaries excerpted or derived from the information contained in Parent's Annual Report on Form 10-K for the fiscal year ended January 28, 1996 (the "Parent 10-K") and Parent's Quarterly Report on Form 10-Q for the nine month period ended October 27, 1996 (the "Parent 10-Q"). More comprehensive financial information is included in the Parent 10-K, the Parent 10-Q and other documents filed by Parent with the Commission, and the following summary is qualified in its entirety by reference to such information. Parent is subject to the informational requirements of the Exchange Act, and such reports and other documents should be available for inspection at the Commission and copies thereof may be obtainable from the Commission and on-line through EDGAR in the same manner as is set forth with respect to the Company in Section 8.

                            PCA INTERNATIONAL, INC.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                NINE MONTHS ENDED                 FISCAL YEARS ENDED
                                            -------------------------   ---------------------------------------
                                            OCTOBER 27,   OCTOBER 29,   JANUARY 28,   JANUARY 29,   JANUARY 30,
                                               1996          1995          1996          1995          1994
                                            -----------   -----------   -----------   -----------   -----------
Income Statement Data:
  Sales...................................   $  104,298    $   98,129    $  144,715    $  144,881    $  149,150
  Income before income taxes..............   $    3,439    $    4,645    $   12,863    $    7,447    $    8,209
  Net income..............................   $    2,012    $    2,727    $    7,617    $    4,785    $    2,712
  Net income per common share and common
     share equivalent (primary and fully
     diluted).............................   $     0.25    $     0.33    $     0.94    $     0.56    $     0.31
  Average number of common shares and
     common share equivalents
     outstanding..........................    8,147,005     8,236,618     8,110,453     8,582,267     8,822,690
  Dividends declared per common share.....   $     0.21    $     0.21    $     0.28    $     0.28    $     0.28
Balance Sheet Data (at end of period):
  Total assets............................   $   70,468                  $   59,884    $   59,557    $   56,751
  Shareholders' equity....................   $   31,698                  $   31,235    $   33,032    $   30,296

     Except as set forth in this Offer to Purchase, none of Parent or the Purchaser, or, to the best knowledge of Parent or the Purchaser, any of the persons listed in Schedule I hereto, or any associate or majority-owned subsidiary of such persons, beneficially owns any equity security of the Company, and none of Parent, the Purchaser, or, to the best knowledge of Parent or the Purchaser, any of the other persons referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any equity security of the Company during the past 60 days.

     Except as set forth in this Offer to Purchase, none of Parent or the Purchaser, or, to the best knowledge of Parent and the Purchaser, any of the persons listed in Schedule I hereto has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, without limitation, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, none of Parent or the Purchaser, or, to the best knowledge of Parent and the Purchaser, any of the persons listed in Schedule I hereto has had any transactions with the Company, or any of its executive officers, directors or affiliates that would require reporting under the rules of the Commission.

     Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between Parent or the Purchaser, or their respective subsidiaries, or, to the best knowledge of Parent and the Purchaser, any of the persons listed in Schedule I hereto, on the one hand, and the Company or its executive officers, directors or affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors, or a sale or other transfer of a material amount of assets that would require reporting under the rules of the Commission.

10.  SOURCE AND AMOUNT OF FUNDS

     The total amount of funds required by the Purchaser to purchase all of the Shares pursuant to the Offer, to pay fees and expenses related to the Offer and the Merger and to refinance certain indebtedness of the Company, which will be required to be repaid in the event the Offer is consummated, is estimated to be approximately $73 million. The Purchaser plans to obtain all funds needed for the Offer and the Merger through a capital contribution or loan from Parent. Parent plans to obtain the funds for such capital contribution or loan pursuant to the credit facility as described below.

     Parent has entered into a commitment letter (the "Commitment Letter"), dated December 16, 1996, among Parent, NationsBank, N.A. (the "Bank") and NationsBanc Capital Markets, Inc. (the "Arranger") to provide Parent and the Purchaser with senior and subordinated term loans (the "Term Loans Facility") and a senior revolving credit facility (the "Revolving Credit Facility" and, together with the Term Loans Facility, the "New Credit Facility"). The New Credit Facility will provide for up to $100 million in borrowings. The commitment of the Bank pursuant to the Commitment Letter is subject to negotiation and execution of a definitive credit agreement with respect to the New Credit Facility and related documents. The Commitment Letter is subject to certain specified conditions including, among other things (i) the absence of adverse changes in the relevant markets or in the regulatory environment that in the judgment of the Arranger are likely to materially and adversely affect the syndication of the New Credit Facility; and (ii) the absence of adverse changes in the financial condition, business, assets, results of operations or prospects of Parent or the Company.

     Under the New Credit Facility, initial advances will be made under the Subordinated portion of the Term Loans Facility and a Senior Tender Offer Facility. The Senior Tender Offer Facility will bear interest at the higher of
(i) NationsBank's Prime Rate or (ii) the Federal Funds Rate plus .50% (the "Alternate Base Rate"), plus 1%. The Senior Tender Offer Facility will be repaid with advances under the Revolving Credit Facility and by the Term Loans. Initially a portion of the Revolving Credit Facility and the Term Loans will bear interest at the London Interbank Offered Rate ("LIBOR") plus 250 basis points. Any portion of the New Credit Facility which does not bear interest based upon LIBOR will bear interest at the Alternate Base Rate, plus 1.5%. The Subordinated portion of the Term Loans Facility shall bear interest at the Alternate Base Rate plus a margin ranging from 2% to 5%.

     The Revolving Credit Facility matures five years from the date of closing, the senior portion of the Term Loans Facility matures six years from the date of closing and the subordinated portion of the facility matures seven years from the date of closing.

     A copy of the Commitment Letter is filed as Exhibit (b)(1) to the Purchaser's Tender Offer Statement on Schedule 14D-1 (the "Schedule 14D-1") and is incorporated herein by reference.

     It is anticipated that the indebtedness incurred by Parent under such loans will be repaid from funds generated internally by Parent and its subsidiaries (including, after the Merger, if consummated, dividends paid by the Company and its subsidiaries), through additional borrowings, through equity financing or through a combination of two or more such sources. No final decisions have been made concerning the method Parent will employ to repay such indebtedness. Such decisions when made will be based on Parent's review from time to time of the advisability of particular actions, as well as on prevailing interest rates and financial and other economic conditions.

11. BACKGROUND OF THE OFFER; PAST CONTACTS, TRANSACTIONS OR NEGOTIATIONS WITH THE COMPANY

     On September 4, 1996, John Grosso, President and Chief Executive Officer of Parent, met with J. Robert Wren, Jr., Chief Executive Officer, and R. Kent Smith, President of the Company, during which meeting Mr. Grosso indicated Parent's interest in acquiring the Company.

     On September 27, 1996, Mr. Grosso met with Mr. Wren and Mr. Smith expressing Parent's interest in acquiring the Company for $1.75 per share in cash. Mr. Grosso was subsequently advised that the Board of Directors of the Company was of the view that the price proposed was not adequate and that the Company did not wish to negotiate an acquisition proposal at that time.

     Following discussions between Parent and Wal-Mart, Parent obtained a letter from Wal-Mart dated October 23, 1996 to the effect that, if Parent acquired the Company, Wal-Mart would allow Parent to assume the Company's agreement with Wal-Mart, subject to its terms.

     On November 14, 1996, Mr. Grosso called Mr. Wren to request a meeting with Mr. Wren, Mr. Smith and Randy J. Bates, Chairman of the Board.

     On November 15, 1996, Mr. Grosso met with Mr. Wren, Mr. Bates and Mr. Smith and delivered to them a letter to the Board of Directors of the Company expressing Parent's interest in acquiring the Company for $2.25 per share in cash, subject to due diligence and certain other conditions. Mr. Grosso also stated that Parent was concurrently contacting Merrill Lynch Capital Corporation (the owner of 5,950,177 Shares) and further stated that, in the event an agreement could not be reached promptly between Parent and the Company, Parent would consider commencement of a tender offer for the Shares. Mr. Wren, Mr. Smith and Mr. Bates informed Mr. Grosso that they would deliver Parent's statement of its position and the written offer to the Board.

     On November 19, 1996, Mr. Grosso and Mr. Bates met principally to discuss the terms of a proposed transaction. From November 20, 1996, to November 22, 1996, Mr. Grosso and the Parent's financial advisors and members of senior management of the Company and the Company's financial advisors continued discussions of the terms of a proposed transaction. Mr. Grosso and the Parent's financial advisors stated that Parent would consider offering $2.50 per Share in cash for all of the outstanding Shares of the Company in a negotiated transaction conditioned upon, among other things, the grant to Parent and the Purchaser, by certain shareholders owning a majority of the outstanding Shares of the Company, of agreements to sell their Shares. Mr. Grosso also stated that in the event the Company and Parent failed to reach an agreement regarding Parent's acquisition of the Company, Parent intended to proceed promptly to seek to acquire the Shares held by Merrill Lynch and to commence a tender offer for the outstanding Shares of the Company at a price per Share below the price offered for a negotiated acquisition.

     On November 22, 1996, Parent and the Company entered into the Confidentiality Agreement and Parent commenced a due diligence review of the Company.

     On November 23 and November 24, 1996, members of senior management of Parent and its legal and financial advisors negotiated the terms of a letter of intent (the "Letter of Intent") and discussed the principle terms of the Merger Agreement with representatives of the Company and its legal and financial advisors, and negotiated the terms of the Stock Agreements with the Designated Shareholders (as defined herein) and their legal advisors.

     Parent and the Company executed and delivered the Letter of Intent on November 24, 1996. On November 25, 1996, Parent and the Company issued a press release announcing the proposed transactions.

     From November 20 to December 17, 1996, certain members of the Company's senior management met with members of senior management of Parent to discuss the termination of their employment contracts with the Company and to negotiate the terms of employment agreements with Parent.

     From November 22 to December 17, 1996, members of senior management of Parent and its legal and financial advisors negotiated the terms of a definitive Merger Agreement with representatives of the Company and its legal and financial advisors. The Board of Directors of the Company and the Board of Directors of Parent separately met a number of times to review the terms of the transactions.

     On December 17, 1996, the Board of Directors of Parent held a meeting at which it reviewed the proposed transactions with Parent's management and Parent's legal and financial advisors and approved the Merger Agreement and the transactions contemplated thereby. The Board of Directors of the Company also met on December 17, 1996. At the meeting, the Company's Board reviewed the proposed transactions with the Company's management and the Company's legal and financial advisors and approved the Merger Agreement and the transactions contemplated thereby.

     Parent, the Purchaser and the Company executed and delivered the Merger Agreement on December 17, 1996. Concurrently with the execution and delivery of the Merger Agreement, the Designated Shareholders executed and delivered the Stock Agreements, and Parent executed and delivered into escrow employment agreements with eleven members of the Company's management, which will become effective upon consummation of the Offer.

     On December 18, 1996, Parent and the Company issued a press release announcing the execution of the Merger Agreement, the Stock Agreements and employment agreements. The Purchaser commenced the Offer on December 20, 1996.

12. PURPOSE OF THE OFFER; MERGER; MERGER AGREEMENT, STOCK AGREEMENTS AND EMPLOYMENT ARRANGEMENTS

     Purpose. The purpose of the Offer, the Merger, the Merger Agreement and the Stock Agreements is to enable Parent to acquire control of, and the entire equity interest in, the Company. Upon consummation of the Merger, the Company will become a subsidiary of Parent.

     Merger Agreement. The following is a summary of certain provisions of the Merger Agreement. The summary is qualified in its entirety by reference to the Merger Agreement which is incorporated herein by reference and a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-1. The Merger Agreement may be examined and copies may be obtained at the place and in the manner set forth in Section 8 of this Offer to Purchase.

     The Offer. The Merger Agreement provides that the Purchaser will commence the Offer and that upon the terms and subject to prior satisfaction or waiver of the conditions of the Offer, the Purchaser will purchase all Shares validly tendered pursuant to the Offer. The Merger Agreement provides that, without the written consent of the Company, the Purchaser will not decrease the Offer Price, decrease the number of Shares sought in the Offer, amend or waive the Minimum Condition, change the form of consideration payable in the Offer or modify or change any condition of the Offer, except that if on the initial scheduled expiration date all conditions to the Offer shall not have been satisfied or waived, the Purchaser may extend from time to time for a period of not greater than twenty business days following the initially scheduled Expiration Date; provided that the expiration date may not be extended beyond March 31, 1997. The Merger Agreement provides that the Purchaser shall, on the terms and subject to the prior satisfaction or waiver of the conditions of the Offer, accept for payment and pay for Shares tendered as soon as it is legally permitted to do so under applicable law; provided, however, that if, immediately prior to the expiration date of the Offer, as it may be extended, the Shares tendered and not withdrawn pursuant to the Offer equal less than 90% of the Shares outstanding, the Purchaser may extend, but not beyond March 31, 1997, the Offer for a period not to exceed twenty business days. In addition, the Merger Agreement provides that, without the consent of the Company, the Offer Price may be increased and the Offer may be extended, but not beyond March 31, 1997, to the extent required by law in connection with such an increase in the Offer Price.

     The Merger. Following consummation of the Offer, the Merger Agreement provides that, subject to the terms and conditions thereof, and in accordance with North Carolina law, at the Effective Time, the Purchaser shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of the

Purchaser will cease and the Company will continue as the surviving corporation (the "Surviving Corporation").

     The respective obligations of Parent and the Purchaser, on the one hand, and the Company, on the other hand, to effect the Merger are subject to the satisfaction on or prior to the Closing Date (as defined in the Merger Agreement) of each of the following conditions, any and all of which may be waived in whole or in part, to the extent permitted by applicable law: (i) the Merger Agreement shall have been approved and adopted by the requisite vote of the holders of Shares, if required by applicable law and the Articles of Incorporation, in order to consummate the Merger; (ii) no statute, rule, order, decree or regulation shall have been enacted or promulgated by any government or any governmental agency or authority of competent jurisdiction which prohibits the consummation of the Merger and all governmental consents, orders and approvals required for the consummation of the Merger and the transactions contemplated by the Merger Agreement will have been obtained and shall be in effect at the Effective Time; (iii) there shall be no order or injunction of a court or other governmental authority of competent jurisdiction in effect precluding, restraining, enjoining or prohibiting consummation of the Merger;
(iv) Parent, the Purchaser or their affiliates shall have purchased Shares pursuant to the Offer; and (v) the applicable waiting period under the HSR Act shall have expired or been terminated.

     At the Effective Time of the Merger (i) each issued and outstanding Share (other than Shares that are owned by the Company as treasury stock, any Shares owned by Parent, the Purchaser or any other wholly-owned subsidiary of Parent, or any Shares which are held by shareholders exercising appraisal rights under North Carolina law) shall be converted into the right to receive the Offer Price and (ii) each issued and outstanding share of the Purchaser shall be converted into one share of common stock of the Surviving Corporation.

     The Company's Board of Directors. The Merger Agreement provides that promptly after the purchase by Parent of at least a majority of the outstanding Shares (on a fully diluted basis) pursuant to the Merger Agreement, Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as is equal to the product of the total number of directors on such Board multiplied by the percentage that the number of Shares so accepted for payment bears to the total number of Shares then outstanding. The Company will, upon request of the Purchaser, use its best efforts promptly to either increase the size of its Board of Directors or secure the resignations of such number of its incumbent directors as is necessary to enable Parent's designees to be elected to the Board. Until the Effective Time, the Company shall use all reasonable efforts to retain as members of its Board of Directors at least two directors who are neither officers of Parent, or designees, shareholders or affiliates of Parent. The Company's obligation to appoint the Purchaser's designees to the Board of Directors is subject to
Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder.

     Shareholders' Meeting. Pursuant to the Merger Agreement, the Company will, if required by applicable law in order to consummate the Merger, duly call, give notice of, convene and hold a special meeting of its shareholders (the "Special Meeting") as soon as practicable following the acceptance for payment and purchase of Shares by the Purchaser pursuant to the Offer for the purpose of considering and taking action upon the Merger Agreement. The Merger Agreement provides that the Company will, if required by applicable law in order to consummate the Merger, prepare and file with the Commission a preliminary proxy or information statement relating to the Merger and the Merger Agreement and use its best efforts (i) to obtain and furnish the information required to be included by the Commission in the Proxy Statement (as defined herein) and, after consultation with Parent, to respond promptly to any comments made by the Commission with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement (the "Proxy Statement") to be mailed to its shareholders and (ii) to obtain the necessary approvals of the Merger and the Merger Agreement by its shareholders. If the Purchaser acquires at least a majority of the outstanding Shares, the Purchaser will have sufficient voting power to approve the Merger, even if no other shareholder votes in favor of the Merger. Pursuant to the Stock Agreements, shareholders owning 58% of the Shares have agreed to tender such Shares, and therefore the Purchaser will acquire at least a majority of the outstanding Shares. The Company has agreed, subject to the fiduciary obligations of the Board under applicable law as advised by independent counsel, to include in the Proxy

Statement the recommendation of the Board that shareholders of the Company vote in favor of the approval of the Merger and the adoption of the Merger Agreement. Parent has agreed that it will vote, or cause to be voted, all of the Shares then owned by it, the Purchaser or any of its other subsidiaries and affiliates in favor of the approval of the Merger and the adoption of the Merger Agreement.

     The Merger Agreement provides that in the event that Parent, the Purchaser or any other subsidiary of Parent acquires at least 90% of the outstanding Shares, pursuant to the Offer or otherwise, Parent, the Purchaser and the Company will, at the request of Parent and subject to the terms of the Merger Agreement, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of shareholders of the Company, in accordance with North Carolina law.

     Options.  Pursuant to the Merger Agreement, effective as of the earlier of
(i) Effective Time or (ii) the expiration date of the Offer (if at such time the Shares tendered and not withdrawn pursuant to the Offer equal 80% or more) (such earlier date the "Acceleration Time"), the Company shall cause each outstanding employee stock option to purchase Shares (the "Employee Options") granted under the Company's 1992 Stock Option Plan and the Company's Equity Compensation Plan (collectively, the "Employee Option Plans") and each outstanding non-employee director option to purchase Shares ("Director Options" and collectively with Employee Options, the "Options") granted under the Company's Stock Option Plan for Non-Employee Directors (together with the Employee Option Plans, the "Option Plans"), whether or not then exercisable or vested, to become fully exercisable and vested. The Company has obtained the agreement of each optionee under the Option Plans to the cancellation of all outstanding Options as of the Acceleration Time, in consideration for which (except to the extent that Parent or the Purchaser and the holder of any such Option otherwise agree), at the Acceleration Time Parent will cause the Company (or, at Parent's option, the Purchaser and, in the event the Company is unable to do so, the Purchaser (which obligation of the Purchaser Parent agrees to fund on a timely basis)) to pay to such holders of Options an amount equal the product of (i) the excess, if any, of the Offer Price over the exercise price of each such Option and (ii) the number of Shares previously subject to the Option immediately prior to its cancellation. Cancellation of Options having an exercise price equal to or in excess of the Offer Price shall be not in excess of $100 per optionee. The Merger Agreement also provides that notwithstanding the provisions of this paragraph, the Company shall reasonably cooperate with Parent and the Purchaser in structuring transactions described in this paragraph with respect to Options so as to optimize the tax treatment of Parent or the Purchaser in connection therewith.

     Interim Operations. Pursuant to the Merger Agreement, the Company has agreed that, except as expressly contemplated or provided by the Merger Agreement or agreed to in writing by Parent, prior to the time the designees of the Purchaser constitute a majority of the Board of the Company pursuant to the terms of the Merger Agreement (the "Appointment Time"), the business of the Company and its subsidiaries shall be conducted only in the ordinary and usual course and, to the extent consistent therewith, each of the Company and its subsidiaries shall use its commercially reasonable best efforts to preserve its business organization intact and maintain its existing relations with customers, suppliers, employees, creditors and business partners, and the Company and its subsidiaries will not, directly or indirectly, except as permitted by Parent (i) sell, transfer or pledge, or agree to sell, transfer or pledge, any Shares, preferred stock or capital stock of any of its subsidiaries beneficially owned by it; (ii) amend its Articles of Incorporation or Bylaws or similar organizational documents; (iii) split, combine or reclassify the outstanding Shares or any outstanding capital stock of any of the subsidiaries of the Company; (iv) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock; (v) issue, sell, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire any shares of, capital stock of any class of the Company or its subsidiaries, other than shares reserved for issuance on December 17, 1996 pursuant to the exercise of the Company's Options outstanding on December 17, 1996; (vi) transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any material assets other than in the ordinary and usual course of business and consistent with past practice, or incur or modify any material indebtedness or other liability; (vii) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock; (viii) grant any increase in the compensation payable or to become payable by the Company or any of its subsidiaries to any of its employees, or adopt any new or amend or otherwise increase or accelerate the payment or vesting of the amounts payable or to become payable under any existing bonus, incentive compensation, deferred compensation, severance, profit sharing, stock option, stock purchase, insurance, pension, retirement or other employee benefit plan, agreement or arrangement; (ix) enter into any employment or severance agreement with, or, except in accordance with the existing written policies of the Company, grant any severance or termination pay to any officer, director or employee of the Company or any of its subsidiaries; (x) modify, amend or terminate any of its material contracts or waive, release or assign any material rights or claims thereunder; (xi) permit any material insurance policy naming it as a beneficiary or a loss payable payee to be canceled or terminated without notice to Parent; (xii) incur or assume any long-term debt or assume any short-term indebtedness; (xiii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except in the ordinary course of business and consistent with past practice; (xiv) make any loans, advances or capital contributions to, or investments in, any other person (other than to wholly owned subsidiaries of the Company or customary loans or advances to employees in accordance with past practice); (xv) enter into any material commitment or transaction (including, but not limited to, any borrowing, capital expenditure or purchase, sale or lease of assets or real estate; (xvi) change any of the accounting principles used by it unless required by generally accepted accounting principles; (xvii) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of any such claims, liabilities or obligations reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto of the Company and its consolidated subsidiaries, (xviii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries (other than the Merger); (xix) take, or agree to commit to take, any action that would make any representation or warranty of the Company contained in the Merger Agreement, in the case of any representation or warranty not qualified by materiality, materially inaccurate or, in the case of any representation or warranty, inaccurate in any respect at, or as of any time prior to, the Effective Time; or (xx) enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

     No Solicitation. In the Merger Agreement, the Company has agreed that neither the Company nor any of its subsidiaries or affiliates shall (and the Company shall use its best efforts to cause its officers, directors, employees, representatives and agents not to), directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than Parent, or any of its affiliates or representatives) concerning any merger, tender offer, exchange offer, sale of assets, sale of shares of capital stock or debt securities or similar transactions involving the Company or any subsidiary, division or operating or principal business unit of the Company (an "Acquisition Proposal"). The Company also agreed to immediately cease any existing activities, discussions or negotiations with any parties conducted prior to the date of the Merger Agreement with respect to any of the foregoing. The Merger Agreement provides that the Company may furnish information concerning its business, properties or assets to any corporation, partnership, person or other entity or group pursuant to appropriate confidentiality agreements, and may negotiate and participate in discussions and negotiations with such entity or group concerning an Acquisition Proposal if (1) such entity or group has submitted a bona fide written proposal on an unsolicited basis to the Board of the Company relating to such transaction which the Board determines represents a superior transaction to the Offer and the Merger and (2) if, the Board of the Company determines, only after receipt of advice from independent legal counsel, the failure to provide such information or access or to engage in such discussions or negotiations could cause the Board of Directors to violate its fiduciary duties to the Company's shareholders under applicable law. The Company will immediately communicate to Parent the terms of any proposal, discussion, negotiation or inquiry (and will disclose any written materials in connection therewith), and the identity of the party making such proposal or inquiry which it may receive in respect of any such transaction.

     Indemnification and Insurance. Pursuant to the Merger Agreement, after the earlier of (1) the Effective Time or (2) the consummation of the Offer, Parent shall and shall cause the Surviving Corporation (or any successor to the Surviving Corporation) to indemnify, defend and hold harmless the present and former officers and directors of the Company and its subsidiaries with respect to matters occurring at or prior to the Effective Time to the full extent permitted under North Carolina law. The Merger Agreement also provides that Parent or the Surviving Corporation shall maintain the Company's existing officers' and directors' liability insurance ("D&O Insurance") for a period of not less than three years after the Effective Time, provided that Parent may substitute therefor policies of substantially similar coverage and amounts containing terms no less favorable to such former directors or officers. Parent has also agreed that if the existing D&O Insurance expires, is terminated or canceled during such period, Parent or the Surviving Corporation will use all reasonable efforts to obtain substantially similar D&O Insurance, but in no event shall it be required to pay aggregate annual premiums for such insurance in excess of 150% of the aggregate annual premiums paid in 1996 and, in the event that the annual premium for insurance required to be obtained under the Merger Agreement exceeds such amount, Parent shall maintain as much of such insurance as may be maintained for such amount.

     Representations and Warranties. In the Merger Agreement, the Company has made customary representations and warranties to Parent and the Purchaser with respect to, among other things, its organization, capitalization, financial statements, public filings, conduct of business, employee benefit plans, insurance, compliance with laws, intellectual property, licenses, contracts, related party transactions, litigation, tax matters, real property, consent and approvals, vote required to approve the Merger Agreement, undisclosed liabilities and the absence of any material adverse changes in the Company since December 31, 1995.

     Termination; Fees. The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, whether before or after approval of the shareholders of the Company, (a) by mutual consent of the Board of Directors of Parent or Purchaser and the Board of Directors of the Company,
(b) by either the Board of Directors of the Company (in accordance with the terms of the Merger Agreement) or the Board of Directors of Parent or the Purchaser (i) if the Offer shall have expired without any Shares being purchased therein, provided that such right to terminate shall not be available to any party whose failure to fulfill any material obligation under the Merger Agreement was the cause of, or resulted in, the failure of Parent or the Purchaser, as the case may be, to purchase the Shares pursuant to the Offer on or before such date; or (ii) if any Governmental Entity (as defined therein) shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties shall use their reasonable efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement and such order, decree, ruling or other action shall have become final and non-appealable, (c) by the Board of Directors of the Company (in accordance with the terms of the Merger Agreement) (i) if, prior to the purchase of Shares pursuant to the Offer, the Board of Directors of the Company shall have (A) withdrawn, or modified or changed in a manner adverse to Parent or the Purchaser its approval or recommendation of the Offer, the Merger Agreement or the Merger in order to permit the Company to execute an agreement in principle or a definitive agreement providing for the acquisition of the Company by merger, consolidation or otherwise, on terms (including the per share consideration) determined by the Board of Directors of the Company, to be superior to the shareholders of the Company as compared to the terms of the acquisition of the Company contemplated by the Merger Agreement, and (B) determined, only after receipt of advice from independent legal counsel to the Company, that the failure to take such action as set forth in the preceding clause (A) could cause the Board of Directors to violate its fiduciary duties to the Company's shareholders under applicable law; or (ii) if, prior to the purchase of Shares pursuant to the Offer, Parent or the Purchaser breaches or fails in any material respect to perform or comply with any of its material covenants and agreements contained in the Merger Agreement or breaches its representations and warranties in any material respect; or (iii) if Parent or the Purchaser shall have terminated the Offer, or the Offer shall have expired, without Parent or the Purchaser, as the case may be, purchasing any Shares pursuant thereto; provided, that the Company may not terminate the Merger Agreement pursuant to this clause
(iii) if such termination or expiration without purchase is the result of the Company being in material breach of the Merger Agreement; or (iv) if Parent, the Purchaser or any of their affiliates shall have failed to commence the Offer on or prior to five business days following the initial public announcement of the Offer; provided, that the Company may not terminate the Merger Agreement pursuant to this clause (iv) if such termination or failure is the result of the Company being in material breach of the Merger Agreement, (d) by the Board of Directors of Parent or the Purchaser (i) if prior to the purchase of Shares pursuant to the Offer, the Board of Directors of the Company shall have withdrawn or modified or changed in a manner adverse to Parent or the Purchaser its approval or recommendation of the Offer, the Merger Agreement or the Merger or shall have recommended an Acquisition Proposal or offer, or shall have executed an agreement in principle (or similar agreement) or definitive agreement providing for a tender offer or exchange offer for any shares of capital stock of the Company, or a merger, consolidation or other business combination with a person or entity other than Parent, the Purchaser or their affiliates (or the Board of Directors of the Company resolves to do any of the foregoing); or (ii) if Parent or the Purchaser shall have terminated the Offer, or the Offer shall have expired without Parent or the Purchaser purchasing any Shares thereunder, provided that Parent or the Purchaser may not terminate the Merger Agreement pursuant to this clause (ii) if Parent or the Purchaser has failed to purchase Shares in the Offer in violation of the material terms thereof; or (iii) if, due to an occurrence that if occurring after the commencement of the Offer would result in a failure to satisfy any of the conditions set forth in Section 14, Parent, the Purchaser or any of their affiliates shall have failed to commence the Offer on or prior to five business days following the date of the initial public announcement of the Offer.

     In accordance with the Merger Agreement, if (1) the Board of Directors of the Company terminates the Merger Agreement pursuant to clause (c)(i) of the immediately preceding paragraph, (2) the Board of Directors of Parent or the Purchaser terminates the Merger Agreement pursuant to clause (d)(i) of the immediately preceding paragraph, (3) the Board of Directors of Parent or the Purchaser terminates the Merger Agreement pursuant to clause (d)(ii) or (d)(iii) of the immediately preceding paragraph and the event set forth in paragraph (e) of Section 14 herein shall have occurred, (4) the Board of Directors of Parent or the Purchaser terminates the Merger Agreement pursuant to clause (d)(ii) or
(d)(iii) of the immediately preceding paragraph as a result of any event set forth in paragraph (d) of Section 14 hereof shall have occurred or (5) the Board of Directors of Parent or the Purchaser terminates the Merger Agreement pursuant to clause (d)(ii) or (d)(iii) of the immediately preceding paragraph as a result of any representation or warranty of the Company in the Merger Agreement being untrue when made or breach or failure to perform or comply with any material obligation, agreement or covenant by the Company set forth in the Merger Agreement having occurred, then the Company will pay Parent an amount equal to $1.5 million and shall assume and pay, or reimburse Parent for, all reasonable out-of-pocket fees and expenses incurred, or to be incurred, by Parent or the Purchaser and their affiliates, in connection with the Offer, the Merger and the consummation of the transactions contemplated by the Merger Agreement.

     STOCK AGREEMENTS. The following is a summary of the material terms of the Stock Agreements. This summary is qualified in its entirety by reference to each form of Stock Agreement which is incorporated herein by reference and which has been filed with the Commission as an exhibit to the Schedule 14D-1. The form of Stock Agreements may be examined and copies may be obtained at the place and in the manner as set forth in section 8 of this Offer to Purchase.

     Tender of Shares. Concurrently with the execution of the Merger Agreement, Parent, the Purchaser and the Designated Stockholders entered into the Stock Agreements. Upon the terms and subject to the conditions of each such agreement, the Designated Shareholders have agreed to validly tender (and not withdraw) pursuant to and in accordance with the terms of the Offer, not later than the fifth business day after commencement of the Offer, the number of Shares owned beneficially by the Designated Shareholders (or a total of 12,535,631 Shares, representing 58% of the Company's outstanding Shares, or 54% of the outstanding Shares on a fully diluted basis).

     Stock Option. Certain of the Designated Shareholders who beneficially own an aggregate of 9,937,874 Shares (or approximately 46% of the Company's outstanding Shares, or 43% of the outstanding shares on a fully diluted basis) have each granted to Parent an irrevocable option (a "Stock Option") to purchase the Designated Shareholder's Shares (the "Option Shares") at a purchase price per Share equal to the Offer Price. Pursuant to each Stock Agreement, if (i) the Offer is terminated, abandoned or withdrawn by Parent or the Purchaser, or (ii) the Merger Agreement is terminated in accordance with its terms, the Stock Option will, in any such case (but provided neither Parent nor the Purchaser is in material breach of the Merger Agreement), become exercisable, in whole or in part, upon the first to occur of any such event and remain exercisable, in whole or in part, until the date which is 45 days after the date of the occurrence of such event (the "45 Day Period"), so long as: (i) all waiting periods under the HSR Act required for the purchase of the

Option Shares upon such exercise, shall have expired or been waived, and (ii) there shall not be in effect any preliminary or final injunction or other order issued by any court or governmental, administrative or regulatory agency or authority or legislative body or commission prohibiting the exercise of the Stock Option pursuant to each Stock Agreement. Each Stock Agreement provides that if all HSR Act waiting periods have not expired or been waived, or there shall be in effect any such injunction or order, in each case on the expiration of the 45 Day Period, the 45 Day Period shall be extended until 5 business days after the later of (A) the date of expiration or waiver of all HSR Act waiting periods and (B) the date of removal or lifting of such injunction or order but in no event shall the 45 Day Period be extended beyond June 30, 1997. Under certain circumstances Parent is required, to the extent permitted by law, to seek to purchase all of the remaining outstanding Shares upon exercise of the Stock Option.

     Provisions Concerning the Shares. Each Designated Shareholder has agreed that during the period commencing on the date of the Stock Agreements and continuing until the first to occur of the Effective Time or termination of the Merger Agreement in accordance with its terms, at any meeting of the Company's shareholders or in connection with any written consent of the Company's shareholders, the Designated Shareholder will vote (or cause to be voted) the Shares then held of record or beneficially owned by such Designated Shareholder,
(i) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement and the Stock Agreements and any actions required in furtherance thereof; (ii) against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement; and (iii) except as otherwise agreed to in writing in advance by Parent, against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or its subsidiaries; (B) a sale, lease or transfer of a material amount of assets of the Company or its subsidiaries, or a reorganization, recapitalization, dissolution or liquidation of the Company or its subsidiaries; (C) (1) any change in a majority of the persons who constitute the board of directors of the Company; (2) any change in the present capitalization of the Company or any amendment of the Company's Articles of Incorporation or Bylaws; (3) any other material change in the Company's corporate structure or business; or (4) any other action which, in the case of each of the matters referred to in clauses (C)(1), (2) or (3), is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or materially adversely affect the Merger and the transactions contemplated by the Stock Agreements and the Merger Agreement. Each Designated Shareholder further agrees not to enter into any agreement or understanding with any person or entity the effect of which would be inconsistent or violative of the provisions and agreements described above. Pursuant to the Stock Agreements, Parent has agreed that in the event it exercises the Stock Option and purchases the Option Shares (i) prior to the commencement of the Offer and (ii) in the absence of an Acquisition Proposal for the Company providing consideration greater than the Offer Price, Parent will, to the extent permitted by law, seek to purchase all of the remaining shares of common stock of the Company outstanding at the Offer Price pursuant to the Merger Agreement and/or the Offer.

     Other Covenants, Representations, Warranties. In connection with each Stock Agreement, each Designated Shareholder made certain customary representations, warranties and covenants, including with respect to (i) ownership of the Shares, (ii) the Designated Shareholder's authority to enter into and perform obligations under the Stock Agreement, (iii) the receipt of requisite governmental consents and approvals, (iv) the absence of liens and encumbrances on and in respect of the Designated Shareholder's Shares, (v) restrictions on the transfer of the Designated Shareholder's Shares, and (vi) the solicitation of acquisition proposals. Parent and the Purchaser have made certain representations and warranties with respect to Parent and the Purchaser's authority to enter into each Stock Agreement and the receipt of requisite governmental consents and approvals.

     Pursuant to the Stock Agreements, Parent has agreed to indemnify the Designated Stockholders in certain circumstances.

EMPLOYMENT ARRANGEMENTS

     Parent and each of J. Robert Wren, Jr., R. Kent Smith, Randy J. Bates, James O. Mattox, Shawn W. Poole and Ed J. Tepera have entered into employment and noncompetition agreements (together, the "Employment Agreements"). All of the foregoing persons except Mr. Bates are executive officers of the Company and Mr. Bates, Mr. Wren and Mr. Smith are directors of the Company. The agreements have been executed by Parent and have been placed in escrow, pursuant to an escrow agreement between Parent and the Company dated December 17, 1996 (the "Escrow Agreement"), a copy of which is filed as an exhibit to the Schedule 14D-1. Pursuant to the Escrow Agreement, among other things, the Employment Agreements will become effective one day following the consummation of the Offer. The following is a summary of the material terms of the Employment Agreements. This summary is not a complete description of the terms and conditions thereof and is qualified in its entirety by reference to the Employment Agreements, copies of which are filed as exhibits to the Schedule 14D-1.

     Pursuant to his Employment Agreement, Mr. Wren will serve as Executive Vice President, General Counsel and Assistant to the Chief Executive Officer of Parent. Mr. Wren's base annual compensation will be $250,000 and he will be eligible to participate in bonus programs available to other executive vice presidents of Parent. Mr. Wren's term of employment is three years. If he is terminated by Parent without cause during such three year term or if he voluntarily terminates following one year of employment, he will receive a severance payment the amount of which will depend upon the time of termination but which will be not less than one year's base compensation. Pursuant to Mr. Wren's Employment Agreement, Parent has agreed to grant Mr. Wren an option to purchase 150,000 shares of the common stock of Parent ("Parent Stock") at an exercise price equal to the trading price (as defined) of the Parent Stock on the effective date of the grant as defined in Parent's 1996 Omnibus Long-Term Compensation Plan (the "Plan"). Such option will be exercisable in three annual equal increments, or immediately upon the termination of such agreement by Mr. Wren or by the Parent without cause, and terminates 10 years from the date of grant without regard to a termination of employment other than a termination for cause.

     Mr. Smith and Mr. Bates each will serve as a special advisor to Parent for a four month period pursuant to their Employment Agreements. Mr. Smith will receive monthly compensation of $12,833, and Mr. Bates will receive monthly compensation of $13,750. After such transition period, Mr. Smith and Mr. Bates each will be prohibited by non-compete covenants under such agreement from competition with Parent for a period of five years and eight months in consideration of the same monthly payments through the end of such period. Pursuant to the Employment Agreements of Mr. Smith and Mr. Bates, Parent has agreed to grant each such person an option to purchase 100,000 shares of Parent Stock at an exercise price equal to the trading price of the Parent Stock on the effective date of the grant as defined in the Plan. Such options become exercisable on the date of grant and terminate five years from such date.

     Pursuant to his Employment Agreement, Mr. Mattox will serve as a Senior Vice President of Parent for a term of one year at a base annual compensation of $125,000. Under such agreement, if Mr. Mattox is terminated by Parent without cause during or after such one year term, or if he voluntarily terminates his employment after such one year term, he will receive a severance payment of $195,000. If he voluntarily terminates prior to the end of his one year term, the severance payment will be $70,000. Mr. Mattox will be eligible to participate in bonus programs made available to other senior vice presidents of Parent. He will be granted the option to purchase 25,000 shares of Parent Stock at an exercise price equal to the trading price of the Parent Stock on the effective date of the grant as defined in the Plan. Such option will be exercisable in five annual equal increments and will terminate 10 years following the date of the grant or three months after the termination of Mr. Mattox's employment with Parent, whichever is earlier.

     The foregoing Employment Agreements (other than Mr. Poole's Employment Agreement) contain certain non-competition covenants of varying duration pursuant to which each officer is prohibited from providing portrait photography services to certain persons and entities in certain geographic areas following expiration of the terms of such Employment Agreements (without regard to the termination of employment prior to the expiration of the term).

     Pursuant to his Employment Agreement, Mr. Poole will be employed by Parent for a period of four months under the supervision of the Chief Financial Officer of Parent. Mr. Poole will receive monthly compensation of $15,624. Under such agreement, if Mr. Poole is terminated by Parent without cause during or after such four month term, or if he voluntarily terminates such employment following such four month term, he will receive a severance payment of $31,248.

     Pursuant to his Employment Agreement, Mr. Tepera will serve as a Senior Vice President -- Manufacturing of Parent for a term of one year at a base annual compensation of $115,000. Under such agreement, if Mr. Tepera is terminated by Parent without cause during or after such one year term, or if he voluntarily terminates his employment following such one year term, he will receive a severance payment of 50% of his base annual compensation. Mr. Tepera will be eligible to participate in bonus programs available to other senior vice presidents of Parent. He will be granted, under such agreement, the option to purchase 20,000 shares of Parent Stock at an exercise price equal to the trading price of the Parent Stock on the effective date of the grant as defined in the Plan. Such option will be exercisable in five annual equal increments and will terminate 10 years following the date of the grant or three months after the termination of Mr. Tepera's employment with Parent, whichever is earlier.

     Pursuant to the Escrow Agreement, the Company has agreed, at Parent's request, to terminate the employment of Mr. Wren, Mr. Mattox, Mr. Poole, Mr. Tepera, Mr. Bates and Mr. Smith on the day following the consummation of the Offer (at which time such persons will become employees of Parent as discussed above) and to pay the amounts to which such persons are entitled under their employment agreements with the Company in a lump sum and Parent has agreed to provide funds to the Company necessary for the Company to pay the amounts due under each such employee's employment agreement with the Company as a result of such terminations. As a result of the foregoing, upon the consummation of the Offer and a termination of employment by the Company, Mr. Wren, Mr. Bates, Mr. Smith, Mr. Mattox, Mr. Poole and Mr. Tepera will receive payments of $539,000, $550,000, $423,971, $180,000, $250,000 and $172,500 respectively.

     The Company and Parent have had discussions concerning the possible payment of discretionary cash bonuses to employees of the Company. The amount and other conditions of any such bonuses have not been determined. If any such bonuses are paid, the recipients may include executive officers of the Company and the amounts thereof may be material.

     OTHER MATTERS. Under North Carolina law, the affirmative vote of holders of a majority of the outstanding Shares entitled to vote, including any Shares owned by the Purchaser, would be required to approve the Merger. If the Purchaser acquires, through the Offer or otherwise, voting power with respect to at least a majority of the outstanding Shares, which would be the case if the Minimum Condition were satisfied, it would have sufficient voting power to effect the Merger without the vote of any other shareholder of the Company. North Carolina law also provides that if a parent company owns at least 90 percent of each class of stock of a subsidiary, the parent company can effect a merger with the subsidiary without the authorization of the other shareholders of the subsidiary. Accordingly, if, as a result of the Offer, the Stock Agreements or otherwise, the Purchaser acquires at least 90 percent of the outstanding Shares, the Purchaser could, and intends to, effect the Merger without approval of any other shareholder of the Company.

     Dissenters' Rights. The following summary of the rights of dissenting shareholders does not purport to be a complete statement of the procedures to be followed by shareholders desiring to exercise their dissenters' rights. The preservation and exercise of dissenters' rights are conditioned on strict adherence to the applicable provisions of the NCBCA.

     No appraisal rights are available in connection with the Offer. If the Merger is consummated, shareholders of the Company will have certain rights under North Carolina law to dissent and demand appraisal of, and payment in cash of the fair value of, their Shares. Each shareholder of record (as of the date fixed for determining shareholders entitled to notice of the meeting of shareholders of the Company at which the Merger is to be submitted or, if the Merger is not subject to a vote of shareholders, the date on which an agreement of merger with respect to the Merger is adopted by the Board of Directors of the Company) will have the right to receive fair value for such shareholder's Shares if such shareholder objects to the Merger and otherwise properly exercises such shareholder's dissenters' rights and the Merger is consummated. If the statutory procedures for exercising or perfecting dissenters' rights are complied with in accordance with the NCBCA, then the Company will determine the fair value required to be paid to the dissenting shareholders for their Shares. Any such determination of fair value would be the value of the Shares immediately before effectuating the Merger (excluding any appreciation or depreciation in the market value resulting from the Merger unless exclusion would be inequitable). If a dissenting shareholder properly objects to the Company's determination of fair value, such shareholder will have the right to petition a court to determine the fair value of such Shares and accrued interest, and the value so determined could be more or less than the price per share to be paid in the Offer or the Merger.

     From the time written demand for payment of the fair value is given until either the termination of the rights and obligations arising from such demand or the purchase of the Shares related thereto by the Company, all rights accruing to the objecting shareholder, including voting and dividend or distribution rights, will be suspended. If any dividend or distribution is paid on Shares during the suspension, an amount equal to the dividend or distribution which would have been payable on the Shares, but for such suspension, shall be paid to the holder of record of the Shares as a credit against the fair cash value of the Shares. If the right to receive the fair value is terminated otherwise than by the purchase of the Shares by the Company, all rights will be restored to the objecting shareholder and any distribution that would have been made to the holder of record of the Shares, but for the suspension, will be made at the time of such termination.

     "Going Private" Transactions. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger. However. Rule 13e-3 would be inapplicable if (i) the Shares are deregistered under the Exchange Act prior to the Merger or other business combination or (ii) the Merger or other business combination is consummated within one year after the purchase of the Shares pursuant to the Offer and the amount paid per Share in the Merger or other business combination is at least equal to the amount paid per Share in the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the fairness of the proposed transaction and the consideration offered to minority shareholders in such transaction be filed with the Commission and disclosed to shareholders prior to the consummation of the transaction.

13.  DIVIDENDS AND DISTRIBUTIONS

     As described above, the Merger Agreement provides that, prior to the Effective Time, the Company will not, except as explicitly permitted by the Merger Agreement, (i) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock, (ii) issue, sell, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire any shares of, capital stock of any class of the Company or its subsidiaries other than shares reserved for issuance on December 17, 1996 pursuant to the exercise of the Company's Options outstanding on December 17, 1996 or (iii) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock.

14.  CERTAIN CONDITIONS OF THE OFFER

     Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) the Purchaser's rights to extend and amend the Offer at any time in its sole discretion (subject to the provisions of the Merger Agreement), the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and, in the case of an event described in the following clause (ii) or (iii), may terminate or amend the Offer as to any Shares not then paid for, if (i) any applicable waiting period under the HSR Act has not expired or terminated, (ii) the Minimum Condition has not been satisfied, or (iii) at any time on or after the date of the Merger Agreement and before the time of payment for any such Shares, any of the following events shall occur; provided, that if the occurrence of any event in clause

(c) below is curable by the Company through the exercise of its reasonable best efforts and for so long as the Company continues to exercise such reasonable best efforts, Purchaser may not terminate the Offer prior to the next scheduled expiration date:

          (a) there shall have been any action taken, or any statute, rule, regulation, judgment, order or injunction promulgated, entered, enforced, enacted, issued or deemed applicable to the Offer or the Merger by any domestic or foreign federal or state governmental regulatory or administrative agency or authority or court or legislative body or commission which directly or indirectly (1) prohibits, or imposes any material limitations on, Parent's or the Purchaser's ownership or operation (or that of any of their respective Subsidiaries or affiliates) of all or a material portion of their or the Company's businesses or assets, or compels Parent or the Purchaser or their respective Subsidiaries and affiliates to dispose of or hold separate any material portion of the business or assets of the Company or Parent and their respective Subsidiaries, in each case taken as a whole, (2) prohibits, or makes illegal, the acceptance for payment, payment for or purchase of Shares or the consummation of the Offer, the Merger or the other transactions contemplated by the Merger Agreement, (3) results in a material delay in or restricts the ability of the Purchaser, or renders the Purchaser unable, to accept for payment, pay for or purchase some or all of the Shares, (4) imposes material limitations on the ability of the Purchaser or Parent effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Company's shareholders, or (5) otherwise materially adversely affects the consolidated financial condition, businesses or results of operations of the Company and its Subsidiaries, taken as a whole; provided that Parent shall have used all reasonable efforts to cause any such judgment, order or injunction to be vacated or lifted;

          (b) there shall have occurred (1) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange or in the NASDAQ National Market System, (2) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (3) a commencement of a war, major armed hostilities or other international or national calamity directly or indirectly involving the United States, (4) any material limitation by any foreign or United States governmental authority on the extension of credit by banks or other financial institutions, (5) a change in general financial bank or capital market conditions which materially and adversely affects the ability of financial institutions in the United States to extend credit or syndicate loans or (6) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

          (c) any of the representations and warranties of the Company set forth in the Merger Agreement that are qualified as to materiality shall not be true, or any of the representations and warranties of the Company set forth in the Merger Agreement that are not so qualified shall not be true in any material respect, in either case when made or immediately prior to the expiration date of the Offer as though made on or as of such date, or the Company shall have breached or failed in any material respect to perform or comply with any material obligation, agreement or covenant required by the Merger Agreement to be performed or complied with by it; or any event not set forth in Section 3.6 of the Company Disclosure Schedule shall have occurred having a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole;

          (d) any person or group shall have entered into a definitive agreement or agreement in principle with the Company with respect to a merger, consolidation or other business combination with the Company; or

          (e) the Company's Board of Directors shall have withdrawn, or modified or changed in a manner adverse to Parent or the Purchaser (including by amendment of the Schedule 14D-9) its recommendation of the Offer, the Merger Agreement, or the Merger, or recommended another acquisition proposal, or the Board of Directors of the Company, upon the reasonable request of the Purchaser, shall fail within 10 days to reaffirm such approval or recommendation or shall have resolved to do any of the foregoing; which in the reasonable judgment of Parent, in any such case, and regardless of the circumstances giving rise to such condition, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment of or payments for Shares.

     The foregoing conditions are for the sole benefit of Parent and the Purchaser may be waived by Parent or the Purchaser, in whole or in part at any time and from time to time in the sole discretion of Parent or the Purchaser. The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

15.  CERTAIN LEGAL MATTERS

     General. Except as otherwise disclosed herein, based on a review of publicly available information filed by the Company with the Commission, neither the Purchaser nor Parent is aware of (i) any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the acquisition of Shares by the Purchaser pursuant to the Offer or the Merger or (ii) any approval or other action, by any governmental, administrative or regulatory agency or authority, domestic, foreign or supranational, that would be required for the acquisition or ownership of Shares by the Purchaser as contemplated herein. Should any such approval or other action be required, the Purchaser currently contemplates that such approval or action would be sought. While the Purchaser does not currently intend to delay the acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or action, if needed, would be obtained or would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, the Purchaser or Parent or that certain parts of the businesses of the Company, the Purchaser or Parent might not have to be disposed of in the event that such approvals were not obtained or any other actions were not taken. The Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions. See
Section 14.

     Antitrust. The Offer, the Merger and the acquisition of Shares pursuant to the Stock Agreements are subject to the HSR Act, which provides that certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the Federal Trade Commission ("FTC") and certain waiting period requirements have been satisfied. On December 20, 1996, Parent filed a Notification and Report Form with respect to the Offer, the Merger and the purchase of Shares pursuant to the Stock Agreements.

     Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares under the Offer may not be consummated until the expiration of a 15-calendar day waiting period following the filing by Parent. Accordingly, as such filing was made on December 20, 1996, the waiting period with respect to the Offer will expire at 11:59 p.m., New York City time, on January 4, 1997, unless the Parent receives a request for additional information or documentary material, or the Antitrust Division of the FTC terminate the waiting period prior thereto. If, within such 15-day period, either the Antitrust Division or the FTC requests additional information or material from Parent concerning the Offer, the waiting period will be extended and would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Parent with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Parent. The Purchaser will not accept for payment Shares tendered pursuant to the Offer unless and until the waiting period requirements imposed by the HSR Act with respect to the Offer have been satisfied. See Section 14.

     As discussed below, the HSR Act requirements with respect to the Merger and the Stock Agreements will apply unless certain conditions are met. In particular, the acquisition of Shares under the Stock Agreements may not be consummated until 30 calendar days after receipt by the Antitrust Division and the FTC of Parent's and the Company's Notification and Report Forms unless (i) the 30-day period is earlier terminated by the Antitrust Division and the FTC or
(ii) the 15-day waiting period relating to the Offer (as described above) expires or is terminated. The Merger may not be consummated until 30 calendar days after receipt by the Antitrust Division and the FTC of the Notification and Report Forms of both Parent and the

Company unless an event set forth in clauses (i) or (ii) above occurs. Within either such 30-day period, the Antitrust Division or the FTC may request additional information or documentary in materials from Parent or the Company. The acquisition of Shares pursuant to the Merger or under the Stock Agreements, as the case may be, may not be consummated until 20 days after such requests are substantially complied with by both Parent and the Company. Thereafter, the waiting periods may be extended only by court order or with the consent of Parent and the Company.

     The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the Purchaser's acquisition of Shares pursuant to the Offer, the Merger and the Stock Agreements. At any time before or after the Purchaser's acquisition of Shares, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or otherwise or seeking divestiture of Shares acquired by the Purchaser or divestiture of substantial assets of Parent or its subsidiaries. Private parties and state attorneys general may also bring legal action under the antitrust laws under certain circumstances. Based upon an examination of publicly available information relating to the businesses in which Parent and the Company are engaged, Parent and the Purchaser believe that the acquisition of Shares by the Purchaser will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer or other acquisition of Shares by the Purchaser on antitrust grounds will not be made or, if such a challenge is made, of the result. See Section 14 for certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions.

     The North Carolina Shareholder Protection Act. Chapter 55-9 of the NCBCA, in general, limits a North Carolina corporation such as the Company from engaging in a "Business Combination" (defined as a variety of transactions, including mergers) with a person that is the beneficial owner of 20% or more of a corporation's outstanding voting stock. The affirmative vote of 95% of the voting shares of the corporation must approve any business combination with such person. In accordance with the provisions of the Shareholder Protection Act, the Company has provided that the provisions of the Shareholders Act shall not be applicable to the Company.

     The North Carolina Control Share Acquisition Act. Chapter 55-9A of the NCBCA, in general, denies control shares (defined generally as 20% or more of a corporation's voting power acquired in an acquisition) voting rights unless such rights are granted by a resolution adopted by the shareholders. In accordance with the provisions of the Control Share Acquisition Act, the Company has provided that the provisions of the Control Share Acquisition Act shall not be applicable to the Company.

     Other State Laws. A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, shareholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states.

     The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. The Purchaser does not know whether any of these laws will, by their terms, apply to the Offer and has not complied with any such laws. Should any person seek to apply any state takeover law, the Purchaser will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, the Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, the Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer. In such case, the Purchaser may not be obligated to accept for payment any Shares tendered. See Section 14.

16. FEES AND EXPENSES

     Needham is acting as Dealer Manager in connection with the Offer and serving as financial advisor to the Purchaser and Parent in connection with the proposed acquisition of the Company. As compensation for such services, Parent has agreed to pay Needham an initial fee of $50,000 and $250,000, payable upon consummation of the Offer. In addition, Parent has also agreed to pay Needham a fee of $750,000 (less any fees theretofore paid) contingent upon consummation of the acquisition by merger, tender offer or otherwise by Parent of the Company or the purchase by Parent of all or substantially all of the assets, or more than 50% of the equity securities, of the Company. In addition, Parent has agreed to reimburse Needham for its reasonable out-of-pocket expenses, including, without limitation, reasonable fees and disbursements of its counsel, incurred in connection with the Offer and the Merger or otherwise arising out of Needham's engagement, and has also agreed to indemnify Needham (and certain affiliated persons) against certain liabilities and expenses, including, without limitation, certain liabilities under the federal securities laws.

     A director of Needham, Joseph H. Reich, is also a director of Parent.

     MacKenzie Partners, Inc. has been retained by the Purchaser as Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee shareholders to forward material relating to the Offer to beneficial owners of Shares, The Purchaser will pay the Information Agent reasonable and customary compensation for all such services in addition to reimbursing the Information Agent for reasonable out-of-pocket expenses in connection therewith. The Purchaser has agreed to indemnify the Information Agent against certain liabilities and expenses in connection with the Offer, including, without limitation, certain liabilities under the federal securities laws.

     IBJ Schroder Bank & Trust Company has been retained as the Depositary. The Purchaser will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, will reimburse the Depositary for its reasonable out-of-pocket expenses in connection therewith and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including, without limitation, certain liabilities under the federal securities laws.

     Except as set forth above, neither Parent nor the Purchaser will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by Parent or the Purchaser for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

17.  MISCELLANEOUS

     The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue-sky or other laws of such jurisdiction. Neither the Purchaser nor Parent is aware of any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. To the extent the Purchaser or Parent becomes aware of any state law that would limit the class of offerees in the Offer, the Purchaser will amend the Offer and, depending on the timing of such amendment, if any, will extend the Offer to provide adequate dissemination of such information to such holders of Shares prior to the expiration of the Offer. In any jurisdiction the securities, blue sky or other laws of which require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of the Purchaser by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER OR PARENT NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     THE PURCHASER AND PARENT HAVE FILED WITH THE COMMISSION A TENDER OFFER STATEMENT ON SCHEDULE 14D-1 (THE ("SCHEDULE 14D-1") PURSUANT TO RULE 14D-3 UNDER THE EXCHANGE ACT, TOGETHER WITH EXHIBITS, FURNISHING CERTAIN ADDITIONAL INFORMATION WITH RESPECT TO THE OFFER, AND MAY FILE AMENDMENTS THERETO. SUCH
SCHEDULE 14D-1 AND ANY AMENDMENTS THERETO, INCLUDING EXHIBITS, MAY BE INSPECTED AND COPIES MAY BE OBTAINED IN THE MANNER SET FORTH IN SECTION 8 WITH RESPECT TO THE COMPANY (EXCEPT THAT SUCH MATERIAL WILL NOT BE AVAILABLE AT THE REGIONAL OFFICES OF THE COMMISSION).

                                          PCA INTERNATIONAL, INC.

December 20, 1996

                                                                      SCHEDULE I

          DIRECTORS AND EXECUTIVE OFFICERS OF PARENT AND THE PURCHASER

     Parent. Set forth below are the name, business address and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years of each director and executive officer of Parent. Except as otherwise noted, the business address of each such person is 815 Matthews-Mint Hill Road, Matthews, North Carolina 28105 and, except as otherwise noted, each such person is a United States citizen. In addition, except as otherwise noted, each director and executive officer of Parent has been employed in his or her present principal occupation listed below during the last five years. Directors of Parent are indicated by an asterisk.

                                                   PRINCIPAL OCCUPATION OR EMPLOYMENT,
              NAME                                      5-YEAR EMPLOYMENT HISTORY
---------------------------------  --------------------------------------------------------------------
Joseph H. Reich*                   Chairman of the Board of Directors of Parent. Managing Partner of
Centennial Associates, L.P.        Centennial Associates, L.P. since April 1989.
900 Third Avenue
New York, New York 10022

John Grosso*                       President and Chief Executive Officer of Parent since 1987.

R. Stuart Dickson*                 Chairman of the Executive Committee, Ruddick Corporation; Chairman
2 First Union Center               of the Board of Ruddick Corporation since 1968; Director of United
Charlotte, North Carolina 28282    Dominion Industries, Inc. since 1990, and Dimon Incorporated since
                                   1995.

Peter B. Foreman*                  President of Sirius Corporation since 1994; Founding Partner of
Sirrus Partners, L.P.              Harris Associates, L.P. from 1976-1993; Director of Eagle Food
225 West Washington Street         Centers, Glacier Water Services, and National Picture and Frame
Suite 1650                         Company.
Chicago, Illinois 60606

George Friedman*                   Chairman and Chief Executive Officer of Parallel Communications,
Parallel Communications, Inc.      Inc., since 1994. Chairman and Chief Executive Officer of Gryphon
730 Fifth Avenue, Suite 1802       Development Ltd. from 1986 to 1992.
New York, New York 10019

Donald P. Greenberg                Gould Schuman Professor of Computer Graphics, Director of the
109 Highgate Place                 Program of Computer Graphics at Cornell University and since 1968 a
Ithaca, New York 14850             member of the Faculty of Cornell.

Charlotte H. Mason*                Associate Professor, The Kenan-Flagler Business School, University
4214 Swarthmore Road               of North Carolina since 1985.
Durham, North Carolina 27707

Albert F. Sloan*                   Chairman of the Board of Lance, Inc., until 1991; Director of
3826 Silver Bell                   Bassett Furniture Industries, Inc., and RichFoods, Incorporated for
Charlotte, North Carolina 28211    more than five years; and Cato Corporation since 1994.

Stanley Tulchin*                   Director and Chairman of the Board of Reprise Capital Corporation
Stanley Tulchin Associates         and Stanley Tulchin Associates. He has been a Director of the Topps
400 Post Avenue                    Company, Inc., since 1987 and Chairman of the Board of STA Credit
Westbury, New York 11590           Corporation since 1991.

Jan M. Rivenbark                   Executive Vice President and Chief Operating Officer since August
                                   25, 1994. He has been an Executive Vice President of Parent since
                                   1992. Before joining Parent, he was President and Chief Operations
                                   Officer of JP Foodservice, Inc.

Eric H. Jeltrup                    Executive Vice President and Chief Technical Officer since August
                                   25, 1994. He has been with Parent in various positions in research and development and production since 1976.

Bruce A. Fisher                    Senior Vice President Secretary and Chief Financial Officer and
                                   Secretary of Parent since August 25, 1994. He has been with Parent in various positions in accounting and finance since 1977.

                                                   PRINCIPAL OCCUPATION OR EMPLOYMENT,
              NAME                                      5-YEAR EMPLOYMENT HISTORY
---------------------------------  --------------------------------------------------------------------
R. Michael Spencer                 Senior Vice President and Treasurer of Parent since January 6, 1992.
                                   He has been with Parent since 1973 in various positions in
                                   Accounting.

     The Purchaser. The name and position with the Purchaser of each director and executive officer of the Purchaser are set forth below. The business address, present principal occupation or employment, five-year employment history and citizenship of each such person is set forth above.

              NAME                                     POSITION WITH THE PURCHASER
---------------------------------  --------------------------------------------------------------------
John Grosso                        Director and President. See description above.
Bruce A. Fisher                    Secretary. See description above.

     Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each shareholder of the Company or such shareholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

                        The Depositary for the Offer is:
                       IBJ SCHRODER BANK & TRUST COMPANY

           By Mail:              By Facsimile Transmission:   By Hand or Overnight Delivery:
          P.O. Box 84                  (212) 858-2611                One State Street
     Bowling Green Station          Attn.: Reorganization        New York, New York 10004
      New York, New York            Operations Department      Attn.: Securities Processing
          10274-0084                                               Window, Subcellar One
     Attn.: Reorganization          Confirm Facsimile by
     Operations Department               telephone:
                                       (212) 858-2103

     Questions and requests for assistance may be directed to the Dealer Manager or the Information Agent at their respective addresses or telephone numbers set forth below. Additional copies of this Offer to Purchase, the Letter of Transmittal and all other tender offer materials may be obtained from the Information Agent or the Dealer Manager as set forth below, and will be furnished promptly at the Purchaser's expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                        (logo) MacKenzie Partners, Inc.

                                156 Fifth Avenue
                            New York, New York 10010
                         (212) 929-5500 (call collect)
                                       or
                         CALL TOLL-FREE (800) 322-2885

                      The Dealer Manager for the Offer is:

                            NEEDHAM & COMPANY, INC.

                                445 Park Avenue
                            New York, New York 10022
                          Call Collect (212) 705-0436